As filed with the Securities and Exchange Commission on April 23, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IMPSAT FIBER NETWORKS, INC.
(Exact Name of registrant as specified in its charter)

Delaware	52-1910372

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Alérez Pareja 256 (1107)
Buenos Aires, Argentina

(Address, including zip code, of principal executive offices)

IMPSAT Fiber Networks, Inc. 1998 Stock Option Plan
IMPSAT Fiber Networks, Inc. 1999 Nonstatutory Stock Option Plan

(Full title of the plans)

Enrique Diz
IMPSAT USA, Inc.
2040 North Dixie Highway
Wilton Manors, Florida 33305
(954) 779-7171

(Name, address, including zip code, and telephone number including area code, of agent for service)

Copy to:
Neil M. Goodman, Esq.
Arnold & Porter
555 12th Street, N.W.
Washington, D.C. 20004
(202) 942-5191

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Title of Securities to be Registered	Registered (1)	Unit (2)	Price (2)	Registration Fee

Common Stock, $0.01 par value per share	5,131,230	$4.24	$21,756,415	$5,439.10

(1)	Pursuant to Rule 416, promulgated under the Securities Act of 1933, as amended, an additional indeterminable number of shares of Common Stock is being registered to cover any adjustment in the number of shares of Common Stock issuable pursuant to the anti-dilution provisions of the 1998 Stock Option Plan and the 1999 Nonstatutory Stock Option Plan (the “Option Plans”).

(2)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h) based on, with respect to the 5,131,230 shares of the Registrant’s Common Stock issuable pursuant to the Option Plans, the average of the high and low sale prices of the Common Stock as reported on April 19, 2001, on the Nasdaq National Market, which date is within 5 business days prior to the date of the filing of this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference.

      The following documents filed by IMPSAT Fiber Networks, Inc. (“Registrant” or “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 333-12977), are incorporated herein by reference and made a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2000.

(b)	The description of the Common Stock of the Company, par value $0.01 per share, contained in a registration statement on Form 8-A filed by the Company on January 24, 2000, and any amendments or reports filed for the purpose of updating such description.

      All documents and reports subsequently filed by the Company with the Commission after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all Common Stock offered hereby has been sold or which deregisters such Common Stock then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or so superseded, to constitute a part of this Registration Statement.

Item 4.       Description of Securities.

      Not Applicable.

Item 5.       Interests of Named Experts and Counsel.

      Not Applicable.

Item 6.       Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law (the “DGCL”) sets forth conditions and limitations governing the indemnification of officers and directors of the Company and certain other persons. Section 145 of the DGCL is hereby incorporated herein by reference. The Company’s Certificate of Incorporation and Bylaws provide that the Company shall indemnify any person to the full extent permitted by the DGCL.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or controlling persons of the Company pursuant to the Company’s Certificate of Incorporation and Bylaws and the DGCL, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

      As authorized by Section 102(b)(7) of the DGCL, the Company’s Certificate of Incorporation also limits, to the fullest extent permitted by Delaware law, a director’s liability for monetary damages for breach of fiduciary duty as a director. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders’ derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in certain limited situations. This provision does not eliminate a director’s duty of care nor does it limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief or remedies such as an injunction or rescission in the event of a director’s breach of the duty of care. These provisions will not alter the liability of directors under federal securities laws.

Item 7.       Exemption from Registration Claimed

      Not Applicable.

Item 8.       Exhibits

      The exhibits listed on the Exhibit Index on page II-7 of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

Item 9.       Undertakings

      The Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the Registration Statement;

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4.	That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such new securities at that time shall be deemed to be the initial bona fide offering thereof.

5.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Buenos Aires, in the Republic of Argentina, on April 23, 2001.

IMPSAT FIBER NETWORKS, INC.

By: /s/ Ricardo A. Verdaguer Ricardo A. Verdaguer President and Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each undersigned director and/or officer of IMPSAT Fiber Networks, Inc. a corporation organized under the laws of the state of Delaware (the “Corporation”), hereby constitutes and appoints Guillermo Jofré, Guillermo V. Pardo, Neil M. Goodman and Darren C. Skinner and each of them (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her on his or her behalf and in his or her name, place and stead, in any and all capacities, to sign, execute and affix his or her seal to and file with the Securities and Exchange Commission (or any other governmental or regulatory authority) a Registration Statement on Form S-8 or any other appropriate form and all amendments or supplements (including post-effective amendments) thereto with all exhibits and any and all documents required to be filed therewith or with respect thereto, relating to the registration of shares of common stock, par value $0.01 per share, of the Corporation (the “Common Stock”) issuable pursuant to the Corporation’s 1998 Stock Option Plan and the Corporation’s 1999 Nonstatutory Stock Option Plan, and grants to each of them full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully and to all intents and purposes as he himself or she herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Enrique M. Pescarmona	Chairman of the Board of Directors of IMPSAT Fiber Networks, Inc.	April 23, 2001

/s/ Ricardo A. Verdagaer	Director, President and Chief Executive Officer of IMPSAT Fiber Networks, Inc.	April 23, 2001

/s/ Guillermo Jofre	Chief Financial Officer of IMPSAT Fiber Networks, Inc.	April 23, 2001

/s/ Jose R. Torres	Vice President, Administration and Chief Accounting Officer of IMPSAT Fiber Networks, Inc.	April 23, 2001

/s/ Roberto Vivo	Director of IMPSAT Fiber Networks, Inc.	April 23, 2001

/s/ Alexander Rivelis	Director and Vice President, Carrier’s Carrier of IMPSAT Fiber Networks, Inc.	April 23, 2001

/s/ Lucas Pescarmona	Director of IMPSAT Fiber Networks, Inc.	April 23, 2001

/s/ Sofia Pescarmona	Director of IMPSAT Fiber Networks, Inc.	April 23, 2001

/s/ Stephen R. Munger	Director of IMPSAT Fiber Networks, Inc.	April 23, 2001

/s/ Jerónimo Bosch	Director of IMPSAT Fiber Networks, Inc.	April 23, 2001

Carlos Zamora	Director of IMPSAT Fiber Networks, Inc.	April 23, 2001

John McElligott	Director of IMPSAT Fiber Networks, Inc.	April 23, 2001

INDEX TO EXHIBITS

Exhibit 4.1	Certificate of Incorporation, as restated and amended to date, of the Registrant (incorporated herein by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-88389) declared effective by the Commission on January 31, 2000).

Exhibit 4.2	Bylaws, as restated and amended to date, of the Registrant (incorporated herein by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-88389) declared effective by the Commission on January 31, 2000).

Exhibit 4.3	IMPSAT Fiber Networks, Inc. 1998 Stock Option Plan (incorporated herein by reference to the Registrant’s Annual Report on Form 10-K for 1998, filed with the Commission on March 31, 1999).

Exhibit 4.4	IMPSAT Fiber Networks, Inc. 1999 Nonstatutory Stock Option Plan (incorporated herein by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-88389) declared effective by the Commission on January 31, 2000).

Exhibit 5	Opinion of Arnold & Porter, filed herewith.

Exhibit 23.1	Consent of Arnold & Porter, included in the opinion filed as Exhibit 5 hereto.

Exhibit 23.2	Consent of Deloitte & Touche LLP, Miami, Florida, filed herewith.

Exhibit 24	Powers of Attorney of certain directors of the Registrant (included on the signature page hereto).